As filed with the U.S. Securities and Exchange Commission on December 5, 2024.

Registration No. 333-281410

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________________

Mountain Lake Acquisition Corp.
(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	98-1796213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Paul Grinberg
Chief Executive Officer
930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451
(775) 204-1489
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________________________

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000	Jose Santos Forbes Hare Cassia Court Camana Bay Suite 716 10 Market Street Grand Cayman KY1-9006 Tel: (345) 949-7707	Christian O. Nagler, P.C Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: 212-446-4800

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Mountain Lake Acquisition Corp. is filing this Amendment No. 4 to its Registration Statement on
Form S-1 (File No. 333-281410) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$400,000
Printing and engraving expenses	30,000
Accounting fees and expenses	85,000
SEC/FINRA Expenses	86,000
Nasdaq listing and filing fees	80,000
Miscellaneous	69,000
Total	$750,000

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(1)      This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes an initial business combination.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In June 2024, Mountain Lake Acquisition Sponsor LLC, our sponsor, purchased an aggregate of 7,187,500 of our Class B ordinary shares in exchange for a capital contribution of $25,000 at an average purchase price of approximately $0.003 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 23,000,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 23.8% of the outstanding shares after this offering. Up to 937,500 of these shares will be forfeited depending on the extent to which the underwriters’ over-allotment option is exercised.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

Our sponsor and BTIG have committed to purchase an aggregate of 745,000 private units (if the underwriters’ option to purchase additional units is exercised in full, 805,000 private units) at a price of $10.00 per unit in a private placement that will close simultaneously with the closing of this offering. Of those 745,000 private units, our sponsor has agreed to purchase 495,000 private units regardless of whether the underwriters’ option to purchase additional units is exercised in full. BTIG has agreed to purchase 250,000 private units (or 310,000 private units if the underwriters’ option to purchase additional units is exercised in full).

This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.    The following exhibits are being filed herewith:

Exhibit	Description
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and articles of association
3.2**	Form of Second Amended and Restated Memorandum and articles of association
4.1**	Specimen Unit Certificate
4.2**	Specimen Class A Ordinary Share Certificate
4.3**	Specimen Right Certificate
4.4	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant
5.1**	Opinion of Forbes Hare
5.2**	Opinion of Loeb & Loeb LLP
10.1**	Promissory Note, dated June 27, 2024, as amended on September 23, 2024, issued to Mountain Lake Acquisition Sponsor LLC
10.2**	Securities Subscription Agreement, dated June 27, 2024, between the Registrant and Mountain Lake Acquisition Sponsor LLC
10.3**	Form of Letter Agreement among the Registrant, its directors and officers, and Mountain Lake Acquisition Sponsor LLC
10.4**	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.5**	Form of Registration Rights Agreement between the Registrant and certain security holders
10.6**	Form of Private Units Purchase Agreement between the Registrant and Mountain Lake Acquisition Sponsor LLC
10.7**	Form of Indemnity Agreement
14**	Form of Code of Ethics and Business Conduct
23.1**	Consent of WithumSmith+Brown, PC.
23.2**	Consent of Forbes Hare (included in Exhibit 5.1)
23.3**	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
24**	Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1**	Consent of Jaime W. Vieser
99.2**	Consent of Michael Marquez
99.3**	Consent of Jeffrey T. Lager
99.4**	Form of Audit Committee Charter
99.5**	Form of Compensation Committee Charter
99.6**	Form of Nominating and Corporate Governance Committee Charter
107**	Filing Fee Table

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*        To be filed by amendment.

**      Previously filed.

(b)    Financial Statements.    See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)     For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Claymont, State of Delaware, on the 5th day of December, 2024.

Mountain Lake Acquisition Corp.
By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Paul Grinberg his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Paul Grinberg	Chief Executive Officer and Chairman of the Board	December 5, 2024
Paul Grinberg	(principal executive officer)
/s/ Douglas Horlick	Chief Financial Officer, President and Director	December 5, 2024
Douglas Horlick	(principal financial and accounting officer)

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